Exhibit 99.1

American Finance Trust Provides Update on Acquisitions Closed during the Third Quarter

NEW YORK, October 9, 2018 /PRNewswire/– American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., today said it closed on 62 properties leased to seven tenants in the third quarter, representing approximately 281,000 square feet net leased at a weighted average going-in cap rate of 7.1%1 and a weighted average GAAP cap rate of 8.2%2 with a weighted average 16.2 year remaining lease term.3

AFIN’s Chief Executive Officer Michael Weil commented, “I am excited about our third quarter acquisition activity as it demonstrates our continuing ability to execute on our investment strategy. We were able to close on 62 properties representing nearly $120 million consistent with the investment objectives we have set for our portfolio, including strategic diversification among tenants, geography and property types. I am proud of our team’s consistent ability to source, diligence and close acquisition opportunities at attractive cap rates and to enter into long duration leases with strong corporate tenants.”

Acquisitions Closed During the Third Quarter

to $190 million with a weighted average GAAP cap rate of 8.3%2

Tenant	Property Type	Number of Properties	Square Feet (000s)	Purchase Price[4]	Lease Term Remaining[3]
Dialysis Portfolio	Specialty Retail	7	65	$16.3	9.7
Children of America	Education	2	26	$8.5	14.9
Burger King	Service Retail	1	3	$1.9	14.9
White Oak	Service Retail	9	18	$5.8	19.1
Bob Evans	Service Retail	22	112	$51.6	18.6
Mountain Express	Service Retail	14	44	$29.2	19.9
Taco John's	Service Retail	7	13	$5.9	15.0
		62	281	$119.3	16.2

About American Finance Trust

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

1 Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property. The weighted-average going-in capitalization rate is based upon square feet.

2 GAAP capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. GAAP capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted-average GAAP capitalization rate is based upon square feet.

3 The weighted-average remaining lease term is based upon square feet.

4 Represents the contract purchase price in $ millions and excludes capitalized acquisitions costs per GAAP.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of AFIN’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on March 19, 2018 and subsequent Quarterly Reports on Form 10-Q. Further, forward-looking statements speak only as of the date they are made, and AFIN undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063